Exhibit 3.5

ARTICLES OF ORGANIZATION
OF
BARCOM ASIA HOLDINGS, LLC
     The undersigned, being a citizen of the United States of America, desiring to form a limited liability company in accordance with Chapter 275, Kentucky Revised Statutes, does hereby certify:
     FIRST: The name of the company shall be Barcom Asia Holdings, LLC.
     SECOND: The initial registered office of the company shall be 1350 Jamike Drive, Erlanger, Kentucky 41018 and the initial registered agent of the company shall be David K. Barnes at such address.
     THIRD: The principal office and mailing address of the company shall be at 1350 Jamike Drive, Erlanger, Kentucky 41018.
     FOURTH: The effective date of the company shall be January 1, 2005 and its duration shall be perpetual.
     FIFTH: The company is to be managed by a manager in accordance with the operating agreement of the company.
     IN WITNESS WHEREOF, the undersigned has hereby set his hand this 21 day of December, 2004.

/s/ DAVID K. BARNES
DAVID K. BARNES